Exhibit 99.1

News Release For Release July 17, 2024 9:00 A.M.

Contact: (803) 951- 2265 D. Shawn Jordan, EVP & Chief Financial Officer or Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Second Quarter Results and Increased Cash Dividend

Highlights for Second Quarter of 2024

•	Net income of $3.265 million during the second quarter of 2024, an increase of 25.7% on a linked quarter basis, and $5.862 million through June 30, 2024.
•	Diluted EPS of $0.42 per common share for the second quarter of 2024 and $0.76 through June 30, 2024, an increase of 23.5% on a linked quarter basis.
•	Net interest margin on a tax equivalent basis of 2.93% with margin expansion of 14 basis points during the second quarter of 2024 compared to the first quarter of 2024.
•	Total loans increased by $31.9 million during the second quarter of 2024, an annualized growth rate of 11.1%.
•	Total deposits were $1.605 billion and customer deposits (excludes brokered CDs) were $1.562 billion at June 30, 2024. Customer deposit growth was $44.1 million during the second quarter, an 11.7% annualized growth rate.
•	Investment advisory revenue of $1.508 million. Assets under management (AUM) were a record $865.6 million at June 30, 2024, which is a 14.6% increase year-to-date through June 30, 2024.
•	Mortgage line of business total production of $49.0 million which is the highest quarter since 2020.
•	Key credit quality metrics continue to be excellent with net charge-offs, including overdrafts, during the second quarter of 2024 of $5 thousand; net loan recoveries, excluding overdrafts, during the quarter of $1,000; non-performing assets of 0.04%; and past due loans of 0.07% at June 30, 2024.
•	Increased cash dividend to $0.15 per common share, which is the 90th consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – July 17, 2024 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the second quarter of 2024 of $3.265 million as compared to $2.597 million in the first quarter of 2024 and $3.327 million in the second quarter of 2023. Diluted earnings per common share were $0.42 for the second quarter of 2024 as compared to $0.34 in the first quarter of 2024 and $0.43 for the second quarter of 2023.

Year-to-date through June 30, 2024, net income was $5.862 million compared to $6.790 million during the first six months of 2023. Diluted earnings per share for the first half of 2024 were $0.76, compared to $0.89 during the same time period in 2023.

Cash Dividend and Capital

The Board of Directors approved an increased cash dividend for the second quarter of 2024. The company will pay a $0.15 per share dividend to holders of the company’s common stock. This dividend is payable August 13, 2024 to shareholders of record as of July 30, 2024. First Community Corporation President and CEO Mike Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 90th consecutive quarter.”

As previously announced on May 14, 2024, the Company’s Board of Directors has approved a plan to utilize up to $7.1 million of capital to repurchase shares of its common stock, which represents approximately 5.3% of total shareholders’ equity as of March 31, 2024. This new share repurchase plan expires on May 13, 2025. Under the repurchase plan, the Company may repurchase shares from time to time. No shares have been repurchased under this plan. Crapps noted, “This approved share repurchase provides us with some flexibility in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At June 30, 2024, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.44%, 12.55%, and 13.62%, respectively. This compares to the same ratios as of June 30, 2023 of 8.63%, 13.29%, and 14.35%, respectively. As of June 30, 2024, the bank’s Common Equity Tier I ratio was 12.55% compared to 13.29% at June 30, 2023. The Company’s Tangible Common Equity to Tangible Assets ratio (TCE ratio) was 6.47% at June 30, 2024, compared to 6.32% at March 31, 2024 and 6.31% at June 30, 2023.

Tangible Book Value (TBV) per share increased during the quarter to $15.85 per share at June 30, 2024, from $15.51 per share as of March 31, 2024 and $14.33 as of June 30, 2023.

Loan Portfolio Quality/Allowance for Loan Losses

The company’s asset quality metrics as of June 30, 2024 were excellent. The non-performing assets ratio as of June 30, 2024 was 0.04% and the total past dues ratio was 0.07%. Non-accrual loans were $173 thousand, which is 0.01% of total loans, at June 30, 2024. During the second quarter of 2024, the bank had net charge-offs, including overdrafts, of $5 thousand and net loan recoveries, excluding overdrafts, of $1 thousand. Year-to-date through June 30, 2024, net charge-offs, including overdrafts, were $27 thousand and net loan recoveries, excluding overdrafts, were $2 thousand. The ratio of classified loans plus OREO now stands at 1.21% of total bank regulatory risk-based capital as of June 30, 2024. Provision expense in the second quarter of 2024 was $454 thousand with $328 thousand related to growth in the loan portfolio and the remainder due to a slight extension in the average life of the portfolio due to lower loan prepayments.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. In order to provide additional clarity to our commercial real estate exposure, the information below includes only non-owner occupied loans. As of June 30, 2024:

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans
Retail	$91,549,392	7.7%	$995,102	55%
Warehouse & Industrial	$78,006,255	6.6%	$804,188	61%
Office	$66,359,134	5.6%	$713,539	57%
Hotel	$65,178,549	5.5%	$3,621,030	63%

In the office exposure noted above, there are only four loans where the collateral is an office building in excess of 50,000 square feet of rentable space. These four loans represent $10.6 million in loan outstandings and have a weighted average loan-to-value of 34%.

Balance Sheet

Total loans increased during the second quarter of 2024 by $31.9 million, which is an annualized growth rate of 11.1%. This increase is a result of growth in the commercial loan portfolio of $14.2 million, growth in the residential mortgage portfolio of $12.9 million, and growth in the consumer loan portfolio of $4.8 million. Commercial loan production was $42.6 million during the second quarter compared to $27.8 million in the first quarter of 2024. Additionally, growth was aided by advances from unfunded commercial construction loans available for draws of $23.7 million during the second quarter of 2024. Also early loan payoffs and paydowns declined during the quarter.

Total deposits were $1.605 billion at June 30, 2024 compared to $1.578 billion at March 31, 2024, an increase of $26.5 million, a 6.7% annualized growth rate. The bank began issuing brokered certificates of deposit during the third quarter of 2023 to supplement its funding mix. During the second quarter of 2024 brokered CDs declined from $60.5 million at March 31, 2024 to $42.9 million at June 30, 2024, as the bank called a $17.7 million brokered certificate of deposit with an all-in cost of 5.70% on April 25, 2024. Total deposits, excluding brokered deposits, were $1.562 billion at June 30, 2024 compared to $1.518 billion at March 31, 2024, with an annual growth rate, excluding brokered deposits, of 11.7%. Pure deposits, which are defined as total deposits less certificates of deposits, increased $20.3 million during the second quarter of 2024, to $1.319 billion at June 30, 2024, a 6.3% annualized growth rate. Non-interest bearing accounts increased $17.1 million to $460.4 million during the quarter and at June 30, 2024 represented 28.7% of total deposits. This compares to 28.1% as of March 31, 2024. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $59.3 million at June 30, 2024.

Costs of deposits increased on a linked quarter basis to 1.98% in the second quarter of 2024 from 1.90% in the first quarter of 2024. Cost of funds increased just 0.01% on a linked quarter basis to 2.17% in the second quarter of 2024 from 2.16% in the first quarter of 2024. As additional information, the cost of deposits were 1.95% in the month of March 2024 and 1.97% in the month of June 2024. Cost of funds were 2.18% in the month of March 2024 and 2.15% in the month of June 2024. This decline in cost of funds was due to an improved mix including a reduction in wholesale funding and growth in pure deposits which includes non-interest bearing deposits. The cumulative cycle betas through April 2024, which represent trough to peak, for cost of deposits is 36.76% and for cost of funds is 40.00%. As of June 30, 2024, cumulative cycle betas for cost of deposits is 36.00% and for cost of funds is 38.67%. Ted Nissen, President and CEO of First Community Bank, commented, “A strength of our bank has been and continues to be the value of our deposit franchise. In the second quarter of 2024, we saw growth in total deposits, pure deposits and non-interest bearing deposits. While we did see an increase in cost of deposits during the quarter, cost of funds was almost flat on a linked quarter.”

As of June 30, 2024, the bank had uninsured deposits of $460.0 million, or 28.7%, of total bank deposits. Of those uninsured deposits, $93.5 million, or 5.8%, of total bank deposits were deposits of states or political subdivisions in the U.S. which are secured or collateralized. Total uninsured deposits, excluding these deposits that are secured or collateralized, were $366.4 million, or 22.8%, of total deposits at June 30, 2024. The average balance of all customer deposit accounts as of June 30, 2024 was $28,532. The average balance for consumer accounts was $15,008 and for non-consumer accounts was $63,038. All of the above point to the granularity and the quality of the bank’s deposit franchise.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $86.2 million at June 30, 2024 compared to $122.8 million at March 31, 2024. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $77.5 million with three financial institutions and $10.0 million through the Federal Reserve Discount Window. There were no borrowings against the above lines of credit as of June 30, 2024.

The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. As of June 30, 2024, the bank had FHLB advances of $50.0 million, which was a reduction of $10 million during the second quarter of 2024. Therefore, the bank has remaining credit availability under this facility of $421.5 million, subject to collateral requirements.

Combined, at June 30, 2024, the company has total remaining credit availability in excess of $509.0 million as compared to non-secured or non-collateralized uninsured deposits of $366.4 million as noted above.

The investment portfolio was $488.7 million at June 30, 2024 compared to $495.1 million at March 31, 2024 with a yield of 3.66% in the second quarter of 2024. The effective duration of the total investment portfolio is relatively low at 3.8. Accumulated Other Comprehensive Loss (AOCL) improved to $27.3 million at June 30, 2024 from $27.4 million at March 31, 2024.

Mr. Nissen commented, “We are extremely excited about the success in the growth of loans and deposits during the second quarter. This is reflective of the hard work of our team and the high quality of our customers and markets.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income was $12.7 million for the second quarter of 2024 compared to first quarter of 2024 net interest income of $12.1 million and $12.1 million for the second quarter of 2023. Second quarter of 2024 net interest margin, on a tax equivalent basis, was 2.93% compared to 2.79% in the first quarter of the year, up 14 basis points on a linked quarter. Crapps commented, “We believe we had an inflection point in margin on a non-taxable equivalent basis in February of 2024 with four consecutive months of margin expansion from 2.77% in February of 2024 to 2.96% in June of 2024. This increase in margin is due to a continued increase in the yields on loans and an improved earning asset mix with a higher percentage of loans along with a flattening and reduction of the cost of funds and cost of deposits as noted above.”

As previously disclosed, effective May 5, 2023, the company entered into a pay-fixed/receive-floating interest rate swap (the “Pay-Fixed Swap Agreement”) for a notional amount of $150.0 million that was designated as a fair value hedge to hedge the risk of changes in the fair value of the fixed rate loans included in the closed loan portfolio. This fair value hedge converts the hedged loans from a fixed rate to a synthetic floating SOFR rate. The Pay-Fixed Swap Agreement will mature on May 5, 2026 and the company will pay a fixed coupon rate of 3.58% while receiving the overnight SOFR rate. This interest rate swap positively impacted interest on loans by $668 thousand during the second quarter of 2024 and $1.3 million year-to-date through June 30, 2024. Loan yields and net interest margin both benefitted with an increase of 24 basis points and 16 basis points, respectively during the second quarter and year-to-date through June 30, 2024.

Non-Interest Income

Non-interest income in the second quarter of 2024 was $3.642 million, compared to $3.184 million in the first quarter of 2024 and $3.051 million in the second quarter of 2023, an increase of 14.4% and 19.4%, respectively.

Total production in the mortgage line of business in the second quarter of 2024 was $49.0 million which was the highest quarter since 2020 and was comprised of $22.7 million in secondary market loans, $14.6 million in adjustable rate mortgages (ARMs) and $11.7 million in construction loans. Fee revenue from the mortgage line of business was $659 thousand for the second quarter of 2024 which includes $655 thousand associated with the secondary market loans with a gain-on-sale margin of 2.89%. This compares to production year-over-year of $32.3 million which was comprised of $12.9 million in secondary market loans, $5.7 million in ARMs, and $13.7 million in construction loans. Fee revenue associated with the secondary market loans in the second quarter of 2023 was $371 thousand with a gain-on-sale margin of 2.87%. Mr. Crapps noted, “During the quarter, we saw an increase in demand for secondary market loans as we also continue to have success with our adjustable rate mortgage and construction loan products. As the adjustable rate and construction loans are held on our balance sheet, the immediate result is less gain-on-sale revenue, but additional loan growth and interest income. Additionally, this is building a pipeline for future gain-on-sale revenue when the interest rate environment changes.”

Total assets under management (AUM) in the investment advisory line of business were $865.6 million at June 30, 2024 from $832.9 million at March 31, 2024 and $755.4 million at December 31, 2023. This record in AUM is driven by a combination of net new asset growth and market appreciation. Revenue in this line of business was $1.508 million in the second quarter of 2024, up from $1.358 million at March 31, 2024 and $1.081 million in the second quarter of 2023, an increase of 11.0% and 39.5%, respectively.

Other non-recurring non-interest income during the second quarter of 2024 was $95 thousand that includes a $101 thousand gain on insurance proceeds which was partially offset by a $5 thousand loss on disposition of assets on the closing of the downtown Augusta banking office.

Non-Interest Expense

Non-interest expense was $11.843 million in the second quarter of 2024 an increase of $38 thousand over the first quarter of the year. Salaries and benefits expense increased $202 thousand on a linked quarter due to higher variable compensation expenses in the mortgage and financial planning lines of business and the full quarter impact of annual increases for exempt employees which were effective on March 1, 2024. The Other expense category increased $107 thousand on a linked quarter basis due to an increase in shareholder and transfer agent expense of $45 thousand and higher professional fees of $43 thousand primarily related to increased audit and accounting fees. Other real estate expenses were up $78 thousand in the second quarter of 2024 due to a write down of an OREO property. The FDIC assessment increased $24 thousand on a linked quarter. All of the above were offset by a decrease in marketing expense in the amount of $308 thousand.

On a related note, the effective income tax rate for the second quarter of 2024 was 19.16% compared to 21.66% in the second quarter of 2023 and 21.94% in the first quarter of 2024. The reduction in the effective tax rate this quarter was due to a non-recurring tax adjustment of $149 thousand.

Other

In December of 2023, First Community announced certain promotions and additions to its Executive Leadership Team designed to preserve the bank’s culture and prepare for its long term success and sustainability. Notably, this included that effective July 1, 2024, J. Ted Nissen assumed the role of CEO of First Community Bank while still retaining the role of president and has also joined the First Community board of directors. Michael C. “Mike” Crapps continues in his role as president and CEO of First Community Corporation. In his new position as CEO, Mr. Nissen will be responsible for the leadership of day-to-day bank operations, including its mortgage and financial planning lines of business. Mr. Crapps will continue to focus on board governance, investor relations, strategy development and growth decisions including new markets and mergers/acquisitions, client retention and prospecting, and leadership development.

As announced during the first quarter of 2024, the company closed its banking office located at 771 Broad Street in downtown Augusta, Georgia on June 27, 2024. The company has three other banking offices in the Central Savannah River Area (CSRA) including locations in Augusta and Evans, Georgia and Aiken South Carolina. Cost savings are estimated to be $327 thousand annually going forward.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Total Assets	$1,884,844	$1,886,991	$1,827,688	$1,793,722	$1,740,982
Other Short-term Investments and CD’s1	86,172	122,778	66,787	69,703	28,710
Investment Securities
Investments Held-to-Maturity	213,706	215,260	217,200	219,903	221,429
Investments Available-for-Sale	269,918	274,349	282,226	280,549	328,239
Other Investments at Cost	5,029	5,504	6,800	6,305	6,208
Total Investment Securities	488,653	495,113	506,226	506,757	555,876
Loans Held-for-Sale	6,701	1,719	4,433	5,509	4,195
Loans	1,189,189	1,157,305	1,134,019	1,091,645	1,032,165
Allowance for Credit Losses - Investments	27	29	30	32	37
Allowance for Credit Losses - Loans	12,932	12,459	12,267	11,818	11,554
Allowance for Credit Losses - Unfunded Commitments	490	512	597	643	429
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	525	564	604	643	682
Total Deposits	1,604,528	1,578,067	1,511,001	1,492,026	1,420,753
Securities Sold Under Agreements to Repurchase	59,286	81,833	62,863	67,173	72,103
Federal Funds Purchased	—	—	—	—	—
Federal Home Loan Bank Advances	50,000	60,000	90,000	80,000	95,000
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(27,288)	(27,442)	(28,191)	(33,057)	(31,488)
Shareholders’ Equity	136,179	133,493	131,059	123,601	124,148

Book Value Per Common Share	$17.84	$17.50	$17.23	$16.26	$16.35
Tangible Book Value Per Common Share	$15.85	$15.51	$15.23	$14.25	$14.33
Equity to Assets	7.22%	7.07%	7.17%	6.89%	7.13%
Tangible Common Equity to Tangible Assets (TCE Ratio)	6.47%	6.32%	6.39%	6.09%	6.31%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	74.53%	73.45%	75.34%	73.53%	72.94%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	74.11%	73.34%	75.05%	73.17%	72.65%
Allowance for Credit Losses - Loans/Loans	1.09%	1.08%	1.08%	1.08%	1.12%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.44%	8.35%	8.45%	8.63%	8.63%
Tier 1 Capital Ratio	12.55%	12.65%	12.53%	12.47%	13.29%
Total Capital Ratio	13.62%	13.71%	13.58%	13.50%	14.35%
Common Equity Tier 1 Capital Ratio	12.55%	12.65%	12.53%	12.47%	13.29%
Tier 1 Regulatory Capital	$158,080	$155,590	$153,859	$151,360	$150,414
Total Regulatory Capital	$171,529	$168,590	$166,752	$163,853	$162,434
Common Equity Tier 1 Capital	$158,080	$155,590	$153,859	$151,360	$150,414

1 Includes federal funds sold and interest-bearing deposits

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Average Total Assets	$1,862,009	$1,737,044	$1,859,862	$1,716,463
Average Loans (Includes Loans Held-for-Sale)	1,178,342	1,017,215	1,163,803	1,001,942
Average Investment Securities	491,187	562,629	495,277	563,866
Average Short-term Investments and CDs[1]	79,996	42,576	88,674	36,391
Average Earning Assets	1,749,525	1,622,420	1,747,754	1,602,199
Average Deposits	1,569,939	1,409,131	1,545,669	1,395,495
Average Other Borrowings	139,165	189,409	162,461	184,496
Average Shareholders’ Equity	133,729	124,179	132,855	122,129

Asset Quality:	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Loan Risk Rating by Category (End of Period)
Special Mention	$673	$833	$331	$550	$565
Substandard	1,528	1,418	1,449	1,241	1,312
Doubtful	—	—	—	—	—
Pass	1,186,988	1,155,054	1,132,239	1,089,854	1,030,288
Total Loans	$1,189,189	$1,157,305	$1,134,019	$1,091,645	$1,032,165
Nonperforming Assets
Non-accrual Loans	$173	$56	$27	$61	$83
Other Real Estate Owned and Repossessed Assets	544	622	622	666	927
Accruing Loans Past Due 90 Days or More	—	157	215	3	1
Total Nonperforming Assets	$717	$835	$864	$730	$1,011

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Loans Charged-off	$6	$1	$31	$3
Overdrafts Charged-off	10	26	35	33
Loan Recoveries	(7)	(15)	(33)	(32)
Overdraft Recoveries	(4)	(2)	(6)	(5)
Net Charge-offs (Recoveries)	$5	$10	$27	$(1)
Net Charge-offs / (Recoveries) to Average Loans[2]	0.00%	0.00%	0.00%	(0.00%)

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2024	2023	2024	2023	2024	2023

Interest income	$21,931	$17,497	$21,256	$15,890	$43,187	$33,387
Interest expense	9,237	5,360	9,179	3,533	18,416	8,893
Net interest income	12,694	12,137	12,077	12,357	24,771	24,494
Provision for (release of) credit losses	454	186	129	70	583	256
Net interest income after provision for (release of) credit losses	12,240	11,951	11,948	12,287	24,188	24,238
Non-interest income
Deposit service charges	235	220	259	232	494	452
Mortgage banking income	659	371	425	155	1,084	526
Investment advisory fees and non-deposit commissions	1,508	1,081	1,358	1,067	2,866	2,148
Gain (loss) on sale of other assets	—	105	—	—	—	105
Other non-recurring income	95	121	—	—	95	121
Other	1,145	1,153	1,142	1,121	2,287	2,274
Total non-interest income	3,642	3,051	3,184	2,575	6,826	5,626
Non-interest expense
Salaries and employee benefits	7,303	6,508	7,101	6,331	14,404	12,839
Occupancy	738	813	790	830	1,528	1,643
Equipment	317	377	330	336	647	713
Marketing and public relations	258	370	566	346	824	716
FDIC assessment	302	221	278	182	580	403
Other real estate expenses	90	(30)	12	(133)	102	(163)
Amortization of intangibles	39	40	39	39	78	79
Other	2,796	2,456	2,689	2,505	5,485	4,961
Total non-interest expense	11,843	10,755	11,805	10,436	23,648	21,191
Income before taxes	4,039	4,247	3,327	4,426	7,366	8,673
Income tax expense	774	920	730	963	1,504	1,883
Net income	$3,265	$3,327	$2,597	$3,463	$5,862	$6,790

Per share data
Net income, basic	$0.43	$0.44	$0.34	$0.46	$0.77	$0.90
Net income, diluted	$0.42	$0.43	$0.34	$0.45	$0.76	$0.89

Average number of shares outstanding - basic	7,617,266	7,564,928	7,600,450	7,555,080	7,608,232	7,559,691
Average number of shares outstanding - diluted	7,695,476	7,654,817	7,679,771	7,644,440	7,684,913	7,648,595
Shares outstanding period end	7,635,145	7,593,759	7,629,005	7,587,763	7,635,145	7,593,759

Return on average assets	0.71%	0.77%	0.56%	0.83%	0.63%	0.80%
Return on average common equity	9.82%	10.75%	7.91%	11.70%	8.87%	11.21%
Return on average tangible common equity	11.08%	12.26%	8.95%	13.42%	10.02%	12.82%
Net interest margin (non taxable equivalent)	2.92%	3.00%	2.78%	3.17%	2.85%	3.08%
Net interest margin (taxable equivalent)	2.93%	3.02%	2.79%	3.19%	2.86%	3.10%
Efficiency ratio[1]	72.75%	71.52%	77.15%	69.43%	74.88%	70.47%

[1]	Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding loss on sale of securities, gain (loss) on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended June 30, 2024			Three months ended June 30, 2023
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,178,342	$16,400	5.60%	$1,017,215	$12,314	4.86%
Non-taxable securities	48,982	359	2.95%	50,729	368	2.91%
Taxable securities	442,205	4,114	3.74%	511,900	4,223	3.31%
Int bearing deposits in other banks	79,956	1,057	5.32%	42,576	592	5.58%
Fed funds sold	40	1	10.05%	—	—	NA
Total earning assets	1,749,525	21,931	5.04%	1,622,420	17,497	4.33%
Cash and due from banks	23,636			25,490
Premises and equipment	30,469			31,320
Goodwill and other intangibles	15,181			15,339
Other assets	55,810			54,074
Allowance for credit losses - investments	(29)			(42)
Allowance for credit losses - loans	(12,583)			(11,557)
Total assets	$1,862,009			$1,737,044

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$303,825	$809	1.07%	$313,627	$374	0.48%
Money market accounts	400,656	3,344	3.36%	359,274	2,230	2.49%
Savings deposits	113,620	113	0.40%	133,823	60	0.18%
Time deposits	308,164	3,454	4.51%	149,899	728	1.95%
Fed funds purchased	6	—	0.00%	181	2	4.43%
Securities sold under agreements to repurchase	68,591	497	2.91%	70,582	363	2.06%
FHLB Advances	55,604	712	5.15%	103,682	1,310	5.07%
Other long-term debt	14,964	308	8.28%	14,964	293	7.85%
Total interest-bearing liabilities	1,265,430	9,237	2.94%	1,146,032	5,360	1.88%
Demand deposits	443,674			452,508
Allowance for credit losses - unfunded commitments	512			382
Other liabilities	18,664			13,943
Shareholders’ equity	133,729			124,179
Total liabilities and shareholders’ equity	$1,862,009			$1,737,044

Cost of deposits, including demand deposits			1.98%			0.97%
Cost of funds, including demand deposits			2.17%			1.34%
Net interest spread			2.10%			2.45%
Net interest income/margin		$12,694	2.92%		$12,137	3.00%
Net interest income/margin (tax equivalent)		$12,733	2.93%		$12,213	3.02%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Six months ended June 30, 2024			Six months ended June 30, 2023
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,163,803	$31,951	5.52%	$1,001,942	$23,473	4.72%
Non-taxable securities	49,119	716	2.93%	51,143	743	2.93%
Taxable securities	446,158	8,303	3.74%	512,723	8,284	3.26%
Int bearing deposits in other banks	88,623	2,216	5.03%	36,328	886	4.92%
Fed funds sold	51	1	3.94%	63	1	3.20%
Total earning assets	1,747,754	43,187	4.97%	1,602,199	33,387	4.20%
Cash and due from banks	24,010			25,749
Premises and equipment	30,471			31,347
Goodwill and other intangibles	15,201			15,358
Other assets	54,925			53,317
Allowance for credit losses - investments	(29)			(43)
Allowance for credit losses - loans	(12,470)			(11,464)
Total assets	$1,859,862			$1,716,463

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$297,295	$1,487	1.01%	$317,039	$596	0.38%
Money market accounts	403,917	6,729	3.35%	335,460	3,559	2.14%
Savings deposits	114,999	227	0.40%	143,353	120	0.17%
Time deposits	296,049	6,480	4.40%	144,096	1,110	1.55%
Fed funds purchased	4	—	0.00%	1,411	33	4.72%
Securities sold under agreements to repurchase	77,823	1,106	2.86%	78,485	719	1.85%
FHLB Advances	69,670	1,770	5.11%	89,636	2,192	4.93%
Other long-term debt	14,964	617	8.29%	14,964	564	7.60%
Total interest-bearing liabilities	1,274,721	18,416	2.91%	1,124,444	8,893	1.59%
Demand deposits	433,409			455,547
Allowance for credit losses - unfunded commitments	554			390
Other liabilities	18,323			13,953
Shareholders’ equity	132,855			122,129
Total liabilities and shareholders’ equity	$1,859,862			$1,716,463

Cost of deposits, including demand deposits			1.94%			0.78%
Cost of funds, including demand deposits			2.17%			1.14%
Net interest spread			2.06%			2.61%
Net interest income/margin		$24,771	2.85%		$24,494	3.08%
Net interest income/margin (tax equivalent)		$24,850	2.86%		$24,669	3.10%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

Tangible book value per common share	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Tangible common equity per common share (non-GAAP)	$15.85	$15.51	$15.23	$14.25	$14.33
Effect to adjust for intangible assets	1.99	1.99	2.00	2.01	2.02
Book value per common share (GAAP)	$17.84	$17.50	$17.23	$16.26	$16.35
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.47%	6.32%	6.39%	6.09%	6.31%
Effect to adjust for intangible assets	0.75%	0.75%	0.78%	0.80%	0.82%
Common equity to assets (GAAP)	7.22%	7.07%	7.17%	6.89%	7.13%

Return on average tangible common equity	Three months ended June 30,		Three months ended March 31,		Six months ended June 30,
	2024	2023	2024	2023	2024	2023
Return on average tangible common equity (non-GAAP)	11.08%	12.26%	8.95%	13.42%	10.02%	12.82%
Effect to adjust for intangible assets	(1.26)%	(1.51)%	(1.04)%	(1.72)%	(1.15)%	(1.61)%
Return on average common equity (GAAP)	9.82%	10.75%	7.91%	11.70%	8.87%	11.21%

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
Pre-tax, pre-provision earnings	2024	2024	2023	2024	2023
Pre-tax, pre-provision earnings (non-GAAP)	$4,493	$3,456	$4,433	$7,949	$8,929
Effect to adjust for pre-tax, pre-provision earnings	(1,228)	(859)	(1,106)	(2,087)	(2,139)
Net Income (GAAP)	$3,265	$2,597	$3,327	$5,862	$6,790

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” and “Pre-tax, pre-provision earnings.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.